Exhibit 99.1

MAIA Biotechnology Announces Dose Selection in THIO-101 Phase 2 Clinical Trial for Non-Small Cell Lung Cancer

•	Selected dose shows unprecedented disease control and overall response rates in a NSCLC clinical trial

CHICAGO, IL – December 19, 2023 – MAIA Biotechnology, Inc., (NYSE American: MAIA) (“MAIA” or the “Company”), a clinical-stage biopharmaceutical company developing telomere-targeting immunotherapies for cancer, today announced dose selection for THIO-101, a Phase 2 clinical trial evaluating its lead asset, THIO, in sequential combination with Regeneron’s anti-PD-1 cemiplimab (Libtayo®) in patients with advanced non-small cell lung cancer (NSCLC).

During the dose-finding stage of THIO-101, patients were administered either 60mg, 180mg, or 360mg of THIO per cycle, followed by 350mg of cemiplimab (Libtayo®). The selected dose, 180mg/cycle, presented better safety profile and outperformed the other doses in the key measures of efficacy for NSCLC trials. Subsequently, all future trial participants will be treated with THIO 180mg/cycle.

“All THIO dose levels tested exceeded the disease control rate (DCR) thresholds in Stage 1 of the THIO-101 Phase 2 trial. We observed disease control in the first 8 to 9 patients with a post baseline scan in each arm, beating our goal of disease control in 8 out of 19 patients per arm. Among the three studied doses, the 180mg dose showed stronger DCR and preliminary response rates compared to other doses,” said Vlad Vitoc, M.D., MAIA’s Chairman and Chief Executive Officer.

“These results are particularly impressive in this pool of patients who were heavily pre-treated and resistant to prior treatments with immune checkpoint inhibitors, a group that does not yet have standard of care treatment. We are highly encouraged by the unprecedented clinical data generated thus far in our Phase 2 trial, and as we move forward, we plan to pursue accelerated approval for THIO in the U.S. for the treatment of patients with advanced NSCLC. We believe THIO’s DCRs and ORRs in second line treatment suggest the drug’s potential to define the standard of care for this NSCLC patient population.”

THIO is the only direct telomere targeting agent currently undergoing clinical development in the field of cancer drug discovery and treatment.

About THIO

THIO (6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in Non-Small Cell Lung Cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine (THIO) induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. THIO-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment with THIO followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. THIO is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About THIO-101, a Phase 2 Clinical Trial

THIO-101 is a multicenter, open-label, dose finding Phase 2 clinical trial. It is the first trial designed to evaluate THIO’s anti-tumor activity when followed by PD-(L)1 inhibition. The trial is testing the hypothesis that low doses of THIO administered prior to cemiplimab (Libtayo®) will enhance and prolong immune response in patients with advanced NSCLC who previously did not respond or developed resistance and progressed after first-line treatment regimen containing another checkpoint inhibitor. The trial design has two primary objectives: (1) to evaluate the safety and tolerability of THIO administered as an anticancer compound and a priming immune activator (2) to assess the clinical efficacy of THIO using Overall Response Rate (ORR) as the primary clinical endpoint. Treatment with cemiplimab (Libtayo®) followed by THIO has been generally well-tolerated to date in a heavily pre-treated population. For more information on this Phase II trial, please visit ClinicalTrials.gov using the identifier NCT05208944.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is THIO, a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

MAIA cautions that all statements, other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels or activity, performance or achievements to be materially different from those anticipated by such statements. The use of words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. However, the absence of these words does not mean that statements are not forward-looking. For example, all statements we make regarding (i) the initiation, timing, cost, progress and results of our preclinical and clinical studies and our research and development programs, (ii) our ability to advance product candidates into, and successfully complete, clinical studies, (iii) the timing or likelihood of regulatory filings and approvals, (iv) our ability to develop, manufacture and commercialize our product candidates and to improve the manufacturing process, (v) the rate and degree of market acceptance of our product candidates, (vi) the size and growth potential of the markets for our product candidates and our ability to serve those markets, and (vii) our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates, are forward looking. All forward-looking statements are based on current estimates, assumptions and expectations by our management that, although we believe to be reasonable, are inherently uncertain. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and are subject to risks and uncertainties and other factors beyond our control that may cause actual results to differ materially from those expressed in any forward-looking statement. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In this release, unless the context requires otherwise, “MAIA,” “Company,” “we,” “our,” and “us” refers to MAIA Biotechnology, Inc. and its subsidiaries.

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